Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Chartered Semiconductor Manufacturing Ltd:
We consent to the incorporation by reference in the registration statement (No. 333-56878) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849 and No. 333-116844) on Form S-8 of Chartered Semiconductor Manufacturing Ltd of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd as of December 31, 2005 and 2006, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 20-F of Chartered Semiconductor Manufacturing Ltd, and to the reference to our firm under the heading “Selected Financial Data” in the Annual Report.
Our report dated March 9, 2007, on the consolidated financial statements, contains an explanatory paragraph that states the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment, effective January 1, 2006, and the Company also changed its method of quantifying errors in 2006.
KPMG
Singapore
March 12, 2007